AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                               PPM AMERICA, INC.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and PPM AMERICA, INC., a Delaware corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of December 27, 2007 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of JNL Investors Series Trust ("Trust").

     WHEREAS, the parties wish to amend the Agreement in order to reflect the name change for the following Fund: Change Jackson Perspective Total Return Fund to JNL/PPM America Total Return Fund.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated September 28, 2009, attached hereto.

2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated September 28, 2009, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 28th day of September, 2009.

JACKSON NATIONAL ASSET                    PPM AMERICA, INC.
MANAGEMENT, LLC


By:    /s/ Mark D. Nerud                  By:    /s/ Mark B. Mandich
Name:  Mark D. Nerud                      Name:  Mark B. Mandich
Title: President                          Title: Chief Operating Officer,
                                                 Chief Compiance Officer &
                                                 Treasurer

                                   SCHEDULE A
                                   ----------
                               SEPTEMBER 28, 2009
                                    (Funds)

                       JNL/PPM America Total Return Fund


                                   SCHEDULE B
                                  -----------
                               SEPTEMBER 28, 2009
                                 (Compensation)


                     Jackson Perspective Total Return Fund

AVERAGE DAILY NET ASSETS                                          ANNUAL RATE
$0 to $150 Million                                                   0.20%
$150 Million to $300 Million                                         0.175%
Amounts over $300 Million                                            0.15%